Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Series A Junior
Participating Preferred Stock Purchase Rights)
of
ENGELHARD CORPORATION
at
$37.00 NET PER SHARE IN CASH
by
IRON ACQUISITION CORPORATION
an indirect wholly owned subsidiary of
BASF AKTIENGESELLSCHAFT

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 6, 2006, UNLESS THE OFFER IS EXTENDED.

January 9, 2006

To Our Clients:

        Enclosed for your consideration are an Offer to Purchase, dated January 9, 2006 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Iron Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of BASF Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Engelhard Corporation, a Delaware corporation (the "Company"), and the associated Series A Junior Participating Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of October 1, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement") for $37.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is invited to the following:

        1.     The tender price is $37.00 per Share, net to you in cash (subject to applicable withholding taxes), without interest.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Monday, February 6, 2006, unless the Offer is extended.

        4.     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Parent or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants, or rights (other than the Rights)), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, (iii) any applicable approval under Council Regulation (EC) NO. 139/2004 of 20 January 2004 having been obtained, (iv) Purchaser being satisfied, in its sole discretion, that the Company's Board of Directors has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), and (v) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of Article Seventh of the Company's Restated Certificate of Incorporation ("Article Seventh"), or that the provisions of Article Seventh are otherwise inapplicable to the Offer and the Merger. The Offer is also subject to certain other conditions contained in the Offer to Purchase.

        5.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Lehman Brothers Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series A Junior
Participating Preferred Stock Purchase Rights)
of
ENGELHARD CORPORATION

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 9, 2006, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Iron Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of BASF Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany, to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Engelhard Corporation, a Delaware corporation (the "Company"), and the associated Series A Junior Participating Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of October 1, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:
SIGN HERE
Number of Shares To Be Tendered:
	Shares*	SIGNATURE(S)

PLEASE TYPE OR PRINT NAMES(S)

PLEASE TYPE OR PRINT ADDRESS
AREA CODE AND TELEPHONE NUMBER
TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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